                                                                    Exhibit 99.1

LIBERTY MEDIA CORPORATION                                                 [LOGO]
FIRST QUARTER EARNINGS RELEASE

--------------------------------------------------------------------------------

IMPORTANT NOTICE: Liberty Media Corporation ("Liberty") (NYSE: L, LMC.B) will host an Investor Conference in New York City on May 12, 2005 and, therefore, will NOT host a separate conference call to discuss the information included in this press release. The information in this press release will be covered in the normal course of the presentation at the Investor Conference. Interested persons may view the web cast of the meeting by visiting Liberty's web site at http://www.libertymedia.com/investor_relations/default.htm and selecting
"conference calls" to be registered.

Englewood, Colorado - On May 9, 2005, Liberty filed its Form 10-Q with the Securities and Exchange Commission for the three months ended March 31, 2005. The following release is being provided to supplement the information provided to investors in Liberty's Form 10-Q as filed with the SEC.

Liberty is a holding company which, through its ownership of interests in subsidiaries and other companies, is primarily engaged in the electronic retailing, media, communications and entertainment industries.

Prior to the first quarter of 2005, Liberty had organized its businesses into three groups - Interactive Group, Networks Group and Corporate and Other. In the first quarter of 2005, Liberty's board of directors approved a resolution authorizing the spin off of its newly formed subsidiary, Discovery Holding Company (DHC). DHC's assets will be comprised of Liberty's 100% ownership interest in Ascent Media Group, Inc., which was included in its Interactive Group, and its 50% ownership interest in Discovery Communications, Inc. (DCI), which was included in its Networks Group. In light of this planned spin off, Liberty now operates and analyzes its businesses individually, rather than combining them with other businesses into groups.

As a supplement to Liberty's consolidated statements of operations, the following is a presentation of financial information on a stand-alone basis for certain of Liberty's privately held assets including:

o    QVC, Inc., a consolidated, 98.7% owned subsidiary;

o Starz Entertainment Group LLC (SEG), a consolidated, wholly-owned subsidiary; and

o    DCI, a privately held equity affiliate.

Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2005 to the same period in 2004. Please see page 10 of this press release for the definition of operating cash flow and a discussion of management's use of this performance measure. Schedule 1 to this press release provides a reconciliation of consolidated segment operating cash flow for the operating segments to consolidated earnings from continuing operations before income taxes and minority interests. Certain prior period amounts have been reclassified for comparability with the 2005 presentation.

QVC

QVC's revenue and operating cash flow increased 14% and 20%, respectively.

QVC's domestic revenue and operating cash flow increased 10% and 14%, respectively. The domestic revenue increase was attributed to increased sales to existing subscribers primarily in the areas of apparel and accessories. The domestic operations shipped approximately 25.7 million units during the quarter, an increase of 9%. The average sales price per unit increased 1.5% from $42.33 to $42.97. The domestic operating cash flow margins increased 80 basis points from the prior period due to a higher gross profit margin. The gross margin increase during the quarter was primarily the result of a higher initial product margin for all product categories and an increase in the initial product margin due to a shift in product

                                       1
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mix from lower margin home products to higher margin apparel and accessories. A lower inventory obsolescence provision also contributed to improved gross margins.

QVC's international operations experienced continued strong results for the quarter due to a combination of greater sales to existing subscribers, new subscriber growth and favorable foreign currency exchange rates. Revenue from international operations increased 25% as a result of a strong performance from each of the international divisions. Excluding the effect of exchange rates, international revenue increased 21%. Driven primarily by the sales increase, the operating cash flow of the international operations increased from $58 million to $82 million, or 41%. The international cash flow margin increased from 16.5% to 18.7% due to a favorable gross profit margin and greater operating leverage of fixed expenses. Excluding the effect of exchange rates, QVC's international operating cash flow increased 37%.

SEG

SEG's revenue increased 9% to $254 million while operating cash flow decreased 30% to $48 million. The increase in revenue was primarily due to an increase of
19.5 million subscription units, or 13%, from the first quarter of 2004. While the majority of the increase in subscription units was related to SEG's Thematic Multiplexes, which have lower subscription rates than other SEG services, SEG also saw important increases in the more profitable Starz and Encore units. Compared to the first quarter of 2004, SEG had a 14% increase in Starz units and a 12% increase in Encore units. The increases in subscription units were due in part to increased participation with distributors in national marketing campaigns, new affiliation agreements with certain distributors and other marketing strategies. Under these new affiliation agreements, SEG obtained benefits such as more favorable promotional offerings of SEG's services and increased co-operative marketing commitments. While subscription units increased 13% compared to March 31, 2004, the increase in subscription units as compared to December 31, 2004 was lower as a result of cyclical factors where, as in past years, SEG's channels were not included in the first quarter promotional offers of many of its customers.

SEG's operating expenses increased 26%. The increases were due primarily to higher programming costs, which increased from $127 million for the three months ended March 31, 2004 to $165 million in 2005. Such increases were due to higher costs per title as a result of new rate cards for movie titles under certain of its license agreements that were effective for movies made available to SEG beginning in 2004. While the higher rate card took effect at the beginning of 2004, programming expense in the first quarter of 2004 also included the amortization of programming costs related to movies under the lower rate card in effect prior to 2004 as SEG's first run exhibition window typically runs 15 to 18 months. Amortization of programming costs under these lower rate cards was substantially complete at the end of March 2005. An increase in the percentage of first-run movie exhibitions utilized (which have a relatively higher cost per title) as compared to the number of library product exhibitions utilized in the first quarter of 2005 also contributed to higher programming costs as did higher sales and marketing expenses as a result of the aforementioned marketing campaigns.

DISCOVERY

DCI's revenue of $601 million and operating cash flow of $148 million are 14% and 8% ahead of the same period a year ago, respectively. DCI's affiliated networks reach more than 1.2 billion cumulative worldwide subscribers.

U.S. Networks revenue increased by 9% primarily due to increases in affiliate revenue. U.S. Networks had a 14% increase in paying subscribers which, when combined with lower launch support amortization, led to a 24% increase in net affiliate revenue. Lower launch support amortization, a contra-revenue item, is the result of extensions to certain affiliation agreements. Net advertising revenues stayed relatively flat as increases in CPM's were offset by lower audience delivery at certain networks. Operating expenses

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increased 11% due to increases in programming related expenses. Operating cash flow increased by 6% to $147 million.

International Networks revenue increased 25% due to increases in both affiliate and advertising revenue. Net advertising revenue increased 40% driven by higher advertising rates and audience growth in the UK combined with advertising revenue generated by new channels launched in Europe. Net affiliate revenue increased by 23% primarily due to subscriber growth of 29%. Subscription revenue and units increased due to recently launched networks and the inclusion of Animal Planet Japan as its results are now consolidated with DCI. Operating expenses increased 21%, and operating cash flow increased by 56%.

Discovery Commerce, Education and Other revenue increased by 37% principally as a result of a 20% increase in same store sales and a $3 million increase in revenue at Discovery Education. Discovery Education revenue increased due to acquisitions that were made over the past year and an increase in the number of schools purchasing its products and services. Operating cash flow decreased 33% primarily due to additional investment spending for Discovery Education.

DCI's outstanding debt balance was $2.6 billion at March 31, 2005.

                                       3
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FAIR VALUE OF PUBLIC HOLDINGS AND DERIVATIVES

                                                                           March 31,       December 31,     March 31,
(AMOUNTS IN MILLIONS AND INCLUDE THE VALUE OF DERIVATIVES)                   2005              2004           2004
                                                                           ---------       ------------     ---------
News Corporation                                                            $   8,689         9,457          8,517
InterActiveCorp                                                             $   3,083         3,824          4,379
Non Strategic Public Holdings                                               $   8,315         8,612          8,635

CASH AND DEBT

The following presentation is provided to separately identify cash and liquid investments and debt information.

                                                                           March 31,      December 31,     March 31,
(AMOUNTS IN MILLIONS)                                                         2005            2004           2004
                                                                           ---------      ------------     ---------
CASH AND CASH RELATED INVESTMENTS:

Consolidated Cash (GAAP)                                                    $   1,347         1,408          1,750
Consolidated Short-Term Investments (1)                                             4             3             91
Consolidated Long-Term Marketable Securities (2)                                  240           314            629
                                                                            ---------         -----          -----
     TOTAL CONSOLIDATED CASH AND LIQUID INVESTMENTS                         $   1,591         1,725          2,470
                                                                            =========         =====          =====
DEBT:

Senior Notes and Debentures (3)                                             $   5,895         6,188          7,138
Senior Exchangeable Debentures (4)                                              4,588         4,588          4,638
Other                                                                             177           109             80
                                                                            ---------         -----          -----
     TOTAL DEBT                                                                10,660        10,885         11,856
Less:  Unamortized Discount Attributable To Call Option Obligations            (2,268)       (2,289)        (2,391)
       Unamortized Discount                                                       (19)          (20)           (23)
                                                                            ---------         -----          -----
     CONSOLIDATED DEBT (GAAP)                                               $   8,373         8,576          9,442
                                                                            =========         =====          =====

(1) Represents short-term marketable debt securities which are included in other current assets in Liberty's consolidated balance sheet.

(2) Represents long-term marketable debt securities which are included in investments in available-for-sale securities and other cost investments in Liberty's consolidated balance sheet.

(3) Represents face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(4) Represents face amount of Senior Exchangeable Debentures with no reduction for the unamortized discount attributable to the embedded call option obligation.

Liberty's Total Consolidated Cash and Liquid Investments decreased $134 million and Total Debt decreased by $225 million from December 31, 2004. The decrease in Total Debt was due to repayments of corporate debt as part of the debt reduction plan announced in the fourth quarter of 2003 offset partially by short term borrowings. Total Consolidated Cash and Liquid Investments decreased as cash flow from operations of Liberty's subsidiaries were more than offset by the debt repayments and interest expense.

                                       4
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2005 OUTLOOK

QVC - 2005 GUIDANCE INCREASED

The following estimates assume primarily, among other factors, the product mix, foreign currency exchange rates and domestic growth rates are consistent as compared to first quarter of 2005, and international growth rates experience a slight slowdown compared to prior years.

For full year 2005 versus 2004, QVC operating results are expected to increase as follows:

o    Revenue by low double digits %.

o    Operating cash flow by mid teens %.

o    Operating income by mid teens %.


SEG - 2005 GUIDANCE UNCHANGED

The following estimates assume, among other factors, that SEG continues to experience positive trends under its affiliation agreements, SEG's distributors continue to see growth in digital subscribers consistent with that experienced in 2004, the quantity and the timing of receipt of output product from the studios does not materially change from that experienced in 2004, and Starz subscription units continue to increase. These estimates further assume that SEG's 2005 programming costs increase between $115 million and $135 million over amounts expensed in 2004.

For full year 2005, SEG operating results are expected as follows:

o Revenue between $1,000 and $1,050 million. o Operating cash flow between $150 and $170 million. o Operating income between $64 and $84 million.

DCI - 2005 GUIDANCE UNCHANGED

The following estimates assume, among other factors, continued increase in the amount of advertising dollars spent with cable networks as compared to broadcast networks, stabilized ratings at the domestic networks, investment in the international lifestyles and education initiatives, and a stable national retail environment.

For full year 2005 versus 2004, DCI consolidated operating results are expected to increase as follows:

o    Revenue by mid teens %.

o    Operating cash flow by low double digits %.

o    Operating income by approximately 10%.

OUTSTANDING SHARES

At March 31, 2005, there were approximately 2.8 billion outstanding shares of L and LMC.B and 80 million shares of L and LMC.B reserved for issuance pursuant to warrants and employee stock options. At March 31, 2005, 27 million options had a strike price that was lower than the closing stock price. Exercise of these options would result in aggregate proceeds of approximately $136 million.

                                       5
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OTHER EVENTS:

DEBT TENDER OFFER

On April 6, 2005, Liberty announced that it had commenced a tender offer for up to $1.0 billion in aggregate principal amount of its outstanding debt securities due in 2006. The tender offers consisted of two separate offers. In one offer, we offered to purchase any and all of our 3.50% Senior Notes and, in the second offer, we offered to purchase up to a specified maximum amount of our Floating Rate Senior Notes. The specified maximum amount in the second offer is equal to the difference between the $1.0 billon cap on the aggregate principal amount subject to the tender offers and the aggregate principal amount of 3.50% Senior Notes that we accept for purchase. The offer for the 3.50% Senior Notes expired on April 15, 2005 and $200 million principal amount were validly tendered and accepted for payment. The offer for the Floating Rate Senior Notes expired on May 3, 2005 and $1.4 billion were validly tendered. Pursuant to the terms of the tender offer, we accepted $800 million of the Floating Rate Notes for payment.

DISCOVERY HOLDING COMPANY SPIN OFF

On March 15, 2005, Liberty announced that it intends to spin-off to its shareholders a separate company comprised of its ownership interests in Ascent Media Group, Inc. and DCI. The transaction, which is intended to be tax-free to shareholders and Liberty, will create a new publicly-traded company called Discovery Holding Company. Completion of the transaction is expected to occur in the second quarter of 2005.

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CERTAIN STATEMENTS IN THIS PRESS RELEASE MAY CONSTITUTE "FORWARD-LOOKING
STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE OPERATING BUSINESSES OF LIBERTY INCLUDED HEREIN OR INDUSTRY RESULTS, TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS INCLUDE, AMONG OTHERS:
THE RISKS AND FACTORS DESCRIBED IN THE PUBLICLY FILED DOCUMENTS OF LIBERTY, INCLUDING THE MOST RECENTLY FILED FORM 10-Q OF LIBERTY; GENERAL ECONOMIC AND BUSINESS CONDITIONS AND INDUSTRY TRENDS INCLUDING IN THE ADVERTISING AND RETAIL MARKETS; SPENDING ON DOMESTIC AND FOREIGN ADVERTISING; THE CONTINUED STRENGTH OF THE INDUSTRIES IN WHICH SUCH BUSINESSES OPERATE; CONTINUED CONSOLIDATION OF THE BROADBAND DISTRIBUTION AND MOVIE STUDIO INDUSTRIES; UNCERTAINTIES INHERENT IN PROPOSED BUSINESS STRATEGIES AND DEVELOPMENT PLANS; CHANGES IN DISTRIBUTION AND VIEWING OF TELEVISION PROGRAMMING, INCLUDING THE EXPECTED DEPLOYMENT OF PERSONAL VIDEO RECORDERS AND IP TELEVISION AND THEIR IMPACT ON TELEVISION ADVERTISING REVENUE AND HOME SHOPPING NETWORKS; INCREASED DIGITAL TELEVISION PENETRATION AND THE IMPACT ON CHANNEL POSITIONING OF OUR NETWORKS; RAPID TECHNOLOGICAL CHANGES; FUTURE FINANCIAL PERFORMANCE, INCLUDING AVAILABILITY, TERMS AND DEPLOYMENT OF CAPITAL; AVAILABILITY OF QUALIFIED PERSONNEL; THE DEVELOPMENT AND PROVISION OF PROGRAMMING FOR NEW TELEVISION AND TELECOMMUNICATIONS TECHNOLOGIES; CHANGES IN, OR THE FAILURE OR THE INABILITY TO COMPLY WITH, GOVERNMENT REGULATION, INCLUDING, WITHOUT LIMITATION, REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION, AND ADVERSE OUTCOMES FROM REGULATORY PROCEEDINGS; ADVERSE OUTCOMES IN PENDING LITIGATION; CHANGES IN THE NATURE OF KEY STRATEGIC RELATIONSHIPS WITH PARTNERS AND JOINT VENTURES; COMPETITOR RESPONSES TO SUCH OPERATING BUSINESSES' PRODUCTS AND SERVICES, AND THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, INCLUDING ACCEPTANCE OF THE PRICING OF SUCH PRODUCTS AND SERVICES; AND THREATENED TERRORIST ATTACKS AND ONGOING MILITARY ACTION, INCLUDING ARMED CONFLICT IN THE MIDDLE EAST AND OTHER PARTS OF THE WORLD. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS RELEASE. LIBERTY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN LIBERTY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

Contact:  Mike Erickson (877) 772-1518

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SUPPLEMENTAL INFORMATION

As a supplement to Liberty's consolidated statements of operations, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for Liberty's three largest privately held businesses (QVC, Inc., Starz Entertainment Group LLC and Discovery Communications, Inc.).

Please see page 10 for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2005 and 2004 of operating cash flow to operating income, as determined under GAAP, for each identified entity.

The selected financial information presented for DCI was obtained directly from DCI. Liberty does not control the decision-making processes or business management practices of DCI. Accordingly, Liberty relies on DCI's management to provide accurate financial information prepared in accordance with generally accepted accounting principles that Liberty uses in the application of the equity method. Liberty is not aware, however, of any errors in or possible misstatements of the financial information provided to it by DCI that would have a material effect on Liberty's consolidated financial statements. Further, Liberty could not, among other things, cause DCI to distribute to Liberty its proportionate share of the revenue or OCF of DCI.

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QUARTERLY SUMMARY


(AMOUNTS IN MILLIONS)                                        1Q05           4Q04          3Q04           2Q04          1Q04
                                                           -------        -------       -------        -------        -------
QVC, INC. (98.7%)

Revenue - Domestic                                         $ 1,025          1,347           932            930            932
Revenue - International                                        439            476           360            359            351
                                                           -------        -------       -------        -------        -------
Revenue - Total                                            $ 1,464          1,823         1,292          1,289          1,283
                                                           -------        -------       -------        -------        -------
OCF - Domestic                                             $   241            334           210            221            212
OCF - International                                             82             77            61             57             58
                                                           -------        -------       -------        -------        -------
OCF - Total                                                $   323            411           271            278            270
                                                           -------        -------       -------        -------        -------
Operating Income                                           $   200            290           153            164            153
Gross Margin - Domestic                                       37.3%          36.8%         36.8%          37.8%          36.6%
Gross Margin - International                                  38.2%          34.0%         37.6%          37.0%          37.3%
Homes Reached - Domestic                                      89.1           88.4          87.8           87.3           87.0
Homes Reached - International                                 68.2           66.0          64.8           63.4           61.4

STARZ ENTERTAINMENT GROUP LLC (100%)

Revenue                                                    $   254            248           245            238            232
OCF                                                        $    48             46            62             62             69
Operating Income (Loss)                                    $    36              1            46             48             53
Subscription Units - Starz!                                   14.0           14.1          13.7           13.3           12.3
Subscription Units - Encore                                   24.5           24.5          23.9           23.4           21.9
Subscription Units - Thematic Multiplex & Other              135.3          134.2         129.7          127.2          120.1
                                                           -------        -------       -------        -------        -------
Subscription Units - Total (1)                               173.8          172.8         167.3          163.9          154.3
                                                           -------        -------       -------        -------        -------

DISCOVERY COMMUNICATIONS, INC. (50.0%) (2)

Revenue - U.S. Networks (3)                                $   416            413           385            421            381
Revenue - International Networks (4), (5)                      159            171           146            144            127
Revenue - Commerce, Education & Other (6)                       26            109            26             23             19
                                                           -------        -------       -------        -------        -------
Revenue - Total                                            $   601            693           557            588            527
                                                           -------        -------       -------        -------        -------
OCF - U.S. Networks (3)                                    $   147            140           151            168            139
OCF - International Networks (4), (5)                           25             26            26             31             16
OCF - Commerce, Education & Other (6)                          (24)            16           (16)           (16)           (18)
                                                           -------        -------       -------        -------        -------
OCF - Total                                                $   148            182           161            183            137
                                                           -------        -------       -------        -------        -------
Operating Income                                           $    97            159           129            118             78
Subscription Units - U.S. Networks (3), (7)                    666            667           663            648            625
Subscription Units - International Networks (4), (5)           576            565           548            455            445
                                                           -------        -------       -------        -------        -------
Subscription Units - Total (8)                               1,242          1,232         1,211          1,103          1,070
                                                           -------        -------       -------        -------        -------

(1) SEG SUBSCRIPTION UNITS: Total subscription units represent the number of SEG services which are purchased by cable, DTH and other distribution media customers.

(2) DCI, INC. - Certain prior period amounts have been reclassified to conform to the current period presentation.

(3) DCI - DISCOVERY NETWORKS U.S.: Discovery Channel, TLC, Animal Planet, Travel Channel, Discovery Health Channel, Fit TV, Discovery Kids Channel, BBC-America Representation, The Science Channel, Discovery Times Channel, Discovery Home (f/k/a Discovery Home & Leisure Channel), Military Channel (f/k/a Discovery Wings Channel), Discovery HD Theater and online initiatives.

     DISCOVERY NETWORKS U.S. JOINT VENTURES - DISCOVERY TIMES, ANIMAL PLANET
     (US) - CONSOLIDATED:

     DCI owns a 50% interest in Discovery Times and a 60% interest in Animal Planet (US). These ventures are controlled by DCI and consolidated into the results of Discovery Networks U.S. Due to certain contractual redemption rights of the outside partners in the ventures, no losses of these ventures are allocated to the outside partners.

(4) DCI - DISCOVERY NETWORK INTERNATIONAL: Discovery Channels in UK, Europe, Latin America, Asia, India, Africa, Middle East; Discovery Kids in UK, Latin America; Discovery Travel & Adventure in UK, Europe, Latin America, Asia, Middle East; Discovery Travel & Living in India; Discovery Health in UK, Latin America, Asia; Discovery Home & Leisure in UK, Asia; Discovery Civilization in UK, Europe, Middle East; The Science Channel in UK, Europe, Asia, Middle East;

     Discovery Wings in UK; Animal Planet in UK, Discovery en Espanol, and consolidated BBC/DCI joint venture networks (Animal Planet networks in Europe, Latin America, Asia, Africa; People + Arts in Latin America and Spain).

     DISCOVERY NETWORKS INTERNATIONAL JOINT VENTURES - CONSOLDIATED

     Discovery Networks International joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa; People + Arts in Latin America and Spain) are composed of joint ventures with British Broadcasting Corporation. These ventures are controlled by DCI and consolidated into the results of Discovery Networks International. The equity in the assets of these joint ventures is predominantly held 50/50 by DCI and BBC. Exceptions involve participants related to the local market in which a specific network operates.

(5)  DCI - DISCOVERY NETWORKS INTERNATIONAL - EQUITY AFFILIATES:

     DCI accounts for its interests in joint ventures it does not control as equity method investments. The operating results of joint ventures that DCI does not control, including Discovery Channel Canada, Discovery Channel Japan and Animal Planet Canada are not consolidated and are not reflected in the results presented above.

(6) DCI - COMMERCE, EDUCATION AND OTHER: Commerce, Education & Other is comprised of a North American chain of 112 Discovery Channel retail stores, mail-order catalog business, an on-line shopping site, a global licensing and strategic partnerdhips business, and an educational business that reaches tens of millions of students in the U.S. through the sale of supplemental hardcopy products and the delivery of streaming video-on-demand through its digital internet enabled platforms.

(7) SUBSCRIPTION UNITS - U.S. NETWORKS: Includes 7.1 million, 6.9 million, 6.9 million, 6.8 million and 6.8 million subscription units associated with the U.S. feed of TLC into certain markets in Canada. Also includes 41.9 million, 40.9 million, 40.5 million, 39.7 million and 37.6 million subscription units for BBC America, a service in which Discovery does not have an ownership interest but is responsible for distribution and advertising sales services in the United States.

(8) DCI SUBSCRIPTION UNITS: Subscription units include (1) multiple networks received in the same household that subscribe to more than one network, (2) subscribers to joint venture networks, (3) subscribers that are reached through branded programming blocks, which are provided without charge, and
     (4) households that receive DCI programming networks without charge pursuant to various pricing plans that include free periods and/or free carriage.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held assets of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held asset's operating income, determined under GAAP. Liberty defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation). Operating cash flow, as defined by Liberty, excludes depreciation and amortization, stock and other equity-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

Liberty believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings from continuing operations before income taxes and minority interest (Schedule 1) and a reconciliation, for our two largest consolidated subsidiaries and our largest equity affiliate, of operating cash flow to operating income calculated in accordance with GAAP (Schedule 2).

LIBERTY MEDIA CORPORATION

SCHEDULE 1

The following table provides a reconciliation of consolidated segment operating cash flow to earnings from continuing operations before income taxes and minority interest for the three months ended March 31, 2005 and 2004.

(AMOUNTS IN MILLIONS)                                                                     1Q05         1Q04
                                                                                          -----       -----
QVC                                                                                       $ 323         270
SEG                                                                                          48          69
Ascent Media, Corporate & Other                                                              11          14
                                                                                          -----       -----
     CONSOLIDATED SEGMENT OPERATING CASH FLOW                                             $ 382         353
                                                                                          =====       =====


Consolidated segment operating cash flow                                                    382         353
Stock compensation                                                                            2          (1)
Litigation Settlement                                                                        --          42
Depreciation and amortization                                                              (178)       (178)
Interest expense                                                                           (149)       (149)
Gains (losses) on dispositions of assets, net                                              (380)        218
Realized and unrealized gains (losses) on financial instruments, net                        768        (209)
Other, net                                                                                   64          71
                                                                                          -----       -----
       EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST      $ 509         147
                                                                                          =====       =====

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

LIBERTY MEDIA CORPORATION

SCHEDULE 2

The following tables provide a reconciliation, for our two largest consolidated subsidiaries and our largest equity affiliate, of operating cash flow to operating income calculated in accordance with GAAP for the three months ended March 31, 2005, December 31, 2004, September 30, 2004, June 30, 2004, and March 31, 2004, respectively.

(AMOUNTS IN MILLIONS)                       1Q05        4Q04        3Q04        2Q04        1Q04
                                            -----       -----       -----       -----       -----
QVC, INC. (98.7%)

Operating Cash Flow                         $ 323         411         271         278         270
Depreciation and Amortization                (115)       (113)       (110)       (106)       (108)
Stock Compensation Expense                     (8)         (8)         (8)         (8)         (9)
Other                                          --          --          --          --          --
                                            -----       -----       -----       -----       -----
     OPERATING INCOME                       $ 200         290         153         164         153
                                            =====       =====       =====       =====       =====

STARZ ENTERTAINMENT GROUP LLC (100%)

Operating Cash Flow                         $  48          46          62          62          69
Depreciation and Amortization                 (12)        (22)        (14)        (14)        (13)
Stock Compensation Expense                     --         (23)         (2)         --          (3)
Other                                          --          --          --          --          --
                                            -----       -----       -----       -----       -----
     OPERATING INCOME                       $  36           1          46          48          53
                                            =====       =====       =====       =====       =====

DISCOVERY COMMUNICATIONS, INC. (50.0%)

Operating Cash Flow                         $ 148         182         161         183         137
Depreciation and Amortization                 (29)        (32)        (28)        (38)        (31)
Long-Term Incentive Plans                     (22)          9         (26)        (27)        (28)
Other                                          --          --          22          --          --
                                            -----       -----       -----       -----       -----
     OPERATING INCOME                       $  97         159         129         118          78
                                            =====       =====       =====       =====       =====



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